Exhibit 5.1

August 11, 2004

736-404

Newpark Resources, Inc.
3850 North Causeway Boulevard
Suite 1770
Metairie, LA 70002

Dear Gentlemen:

     We have acted as your counsel in connection with the preparation of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Registration Statement”) with respect to 1,000,000 shares of Common Stock of Newpark Resources, Inc., a Delaware corporation (the “Company”), reserved for issuance from time to time under the Company’s 2004 Non-Employee Directors’ Stock Option Plan (the “2004 Plan”). The foregoing shares of Common Stock are hereinafter referred to as the “Shares”.

     We have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion. Based upon our examinations and inquiries, it is our opinion that the Shares have been duly authorized by the Board of Directors of the Company and, when issued in accordance with the terms of the 2004 Plan, the Shares will be validly issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours, ERVIN, COHEN & JESSUP LLP